U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 7, 2000

Commission File Number: 000-28251

US DATA AUTHORITY, INC.

a Florida corporation

(IRS Employer Identification Number: 65-0693150)

3500 NW Boca Raton Boulevard
Building 811
Boca Raton, Florida 33431

Securities Registered Pursuant to Section 12(g)
of the Securities Exchange Act of 1934:

Common Stock, Par Value $.02 per share

Item 5. Other Events.

1. On October 20, 2000, the employment of Ronald H. Leventhal, who served since September 11, 2000, as Executive Vice President-Marketing, was terminated.

2. On October 26, 2000, at a special meeting of the Board of Directors, Jack B. Blount, the Company's President and Chief Executive Officer since September 11, 2000, and a director since October 13, 2000, was elected to the additional position as Chairman of the Board, to succeed Melvyn B. Siegel, who resigned as Chairman at such meeting. Also at such meeting, David P. Lonski, a New Brunswick, New Jersey, attorney, was elected to fill the ninth and last remaining vacancy on the Board of Directors.

3. The Company continues to experience a shortage of working capital. On October 25, 2000, the Company borrowed $1,000,000 as a bridge loan from a group consisting of two of its directors and two shareholders. The loan is for one year, with interest payable monthly at 12%, and is convertible at the rate of the lesser of (a) $1 per share or (b) the price at which common stock is sold by the Company in any private placement taking place prior to the conversion by the bridge loan lenders. The proceeds of this loan should be sufficient to meet the Company's cash flow needs through November 30, 2000.

The Company is actively engaged in an effort to raise at least $5,000,000 in equity capital. In order to further facilitate such equity investment, Big Sky & Associates, LLC, the Company's largest shareholder, has recently (a) contributed 5,000,000 of the shares of common stock owned by it to the capital of the Company, thus reducing the number of issued and outstanding shares of common stock to approximately 20,000,000, in exchange for a two-year warrant to purchase 2,500,000 shares of common stock at $7.25 per share and (b) granted to the President and CEO a three-year irrevocable proxy to vote all of the remaining, approximately 6.5 million, shares of common stock owned by it.

On October 31, 2000, the Company came out of compliance with certain of the financial covenants contained in the Master Agreement to Lease Equipment, entered by the Company with Cisco Systems Capital Corporation, as Lessor, effective June 30, 2000. As of this date, the Company received from Lessor approximately $3.2 million in equipment under the lease. The Company is actively engaged in discussions with the Lessor to obtain an extension of the October 31, 2000, deadline to meet the financial covenants, as well as to increase the $5 million limit under the lease to $10 million. Based on these discussions, management believes that either the scope of the covenants or the time for coming into compliance therewith, or both, are likely to be modified to eliminate the risk of the Company's non-compliance in the near future.

4. During the period of October 18-22, 2000, it has come to the attention of management that certain of the officers might have caused the Company, since May 1, 2000, to pay certain personal expenses and to make certain questionable payments to an entity controlled by one of the officers. At a special meeting, held on October 24, 2000, the Board of Directors voted to establish tighter control procedures regarding approval of all expenses over $500 by making such expenses subject to approval of the President and Chief Executive Officer. On October 25, 2000, in full reimbursement of such personal expenses and questionable payments, the Company received the sum of $60,000 and a one-year, $151,000 promissory note secured by a pledge of shares of the Company common stock, the fair market value of which is estimated to be at least equal to the principal amount of the note. Based on an investigation conducted by independent counsel retained by a special committee of the Board of Directors and documents received by the Company, management believes that the personal expenses and questionable payments described above represent the full extent of any improper expenditures.

On November 3, 2000, Adam M. Reiser resigned as a director and Chief Technologist of the Company. On November 6, 2000, the Company and Mr. Reiser entered into a three-year consulting agreement under which Mr. Reiser will provide technical advice to the President and CEO for an average of 20 hours per week, will be paid a monthly fee of $10,000, and will be prohibited from competing with the Company for a period of one year after the termination of the consulting agreement.

The disclosures described above will cause a reclassification of certain items in the Company's financial statements for the period ended June 30, 2000. The impact on such statements is considered insignificant. The Company will file an amended Quarterly Report on SEC Form 10-QSB for the quarter ended June 30, 2000, and its Quarterly Report on SEC Form 10-QSB for the period ended September 30, 2000, on or before November 15, 2000.

Item 7. Exhibits.

Exhibit
Number

4.1 Stock Subscription Warrant, dated October 25, 2000.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US DATA AUTHORITY, INC.

By: ________________________________
Jack B Blount
Chairman of the Board, President
and Chief Executive Officer